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                                                                    Exhibit 10.2

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                          Tax Indemnification Agreement

      THIS TAX INDEMNIFICATION AGREEMENT (the "Tax Indemnification Agreement"), dated as of February ___, 1999, is made by and among Gabelli Asset Management Inc. (formerly known as Alpha G, Inc., a New York corporation) (the "Company"), and Gabelli Group Capital Partners, Inc. (formerly known as Gabelli Funds, Inc., a New York corporation) ("Gabelli Partners").

      WHEREAS, the Company intends to offer to the public in an underwritten offering up to 6,900,000 shares of its Class A Common Stock, par value $.001 per share (the "Class A Common Stock") (the "Offering");

      WHEREAS, immediately prior to the closing of the Offering, the Company will issue approximately 24 million shares of its Class B Common Stock, par value $.001 per share (the "Class B Common Stock") to Gabelli Partners in exchange for substantially all of the operating assets and liabilities of Gabelli Partners;

      WHEREAS, the Company and Gabelli Partners intend that this Tax Indemnification Agreement shall govern the proper allocation among the Company and Gabelli Partners of Taxes incurred in or attributable to taxable periods prior to the Closing Date and shall govern certain other Tax matters.

      NOW, THEREFORE, in consideration of the premises and of the agreements herein set forth, the Company and Gabelli Partners hereby agree as follows:

      1. Certain Defined Terms

      For purposes of the provisions set forth below:

            (a) "IRS" shall mean the Internal Revenue Service.

            (b) "Closing" shall mean the consummation of the Offering.

            (c) "Closing Date" shall mean the date on which the Closing occurs.
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            (d) "Entities" shall mean GAMCO Investors, Inc., Gabelli Funds, LLC
(formerly known as the Gabelli Funds Division), Gabelli Fixed Income, Inc., Darien Associates, LLC, Gabelli Fixed Income Distributors, Inc., and Gabelli Securities, Inc. and each of their direct and indirect subsidiaries.

            (e) "Excluded Assets" shall mean assets of the Entities which are not part of the contribution to the Company.

            (f) "Pre-Offering Structuring Transactions" shall mean the formation of the Company and the contribution of operating assets (other than the Excluded Assets) and liabilities of Gabelli Partners to the Company in exchange for approximately 24 million shares of Class B Common Stock.

            (g) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, franchise, withholding, social security, occupation, use, service, license, payroll, transfer and recording taxes, imposed by the IRS or any Taxing Authority; and such term shall include interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

            (h) "Taxing Authority" shall mean any entity that imposes Taxes, whether domestic or foreign, and whether imposed by a nation, locality, municipality, government, state, federation or other body.

            (i) "Tax Controversy" shall have the meaning as defined in Section 5 of the Tax Indemnification Agreement.

            (j) "Tax Indemnified Party or Parties" shall mean Gabelli Partners and its shareholders.

            (k) "Tax Indemnifying Party" shall mean the Company.

            (l) "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements, returns or other documents required to be filed in connection with any Taxes, including but not limited to original (or amended) returns and filings, requests for extensions of time, requests for a change in method


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of accounting, information statements and reports, claims for refund, amended returns and all documents required to be filed in connection with any Tax Controversy.

      2. Tax Indemnification

            (a) The Company shall indemnify the Tax Indemnified Parties and hold them harmless from, against and in respect of any and all Taxes that arise from the inclusion in a Tax Return of any items of income, gain, loss, deduction or credit:

                  (i) resulting from the operating activities of the Entities (other than those activities attributable to the Excluded Assets) for all taxable periods ending on or before the Closing, the Taxes on which have not been otherwise paid by the Tax Indemnified Parties as of the Closing Date;

                  (ii) relating to the Pre-Offering Structuring Transactions;

                  (iii) relating to the Entities for all taxable periods ending after the Closing Date, except to the extent such items relate to the [non-operating activities] of the Entities or to the Excluded Assets for taxable periods which began before the Closing Date; and

            (b) The amount of indemnification pursuant to this Section 2 shall equal the sum of:

                  (i) the amount of the excess of:

                        (X) the Tax liability of the Tax Indemnified Party calculated by including any items of income gain, loss deduction or credit of the Tax Indemnified Party described in Section 2(a)(i), (ii) or (iii), over,

                        (Y) the Tax liability of the Tax Indemnified Party calculated without the inclusion of such items; plus


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                  (ii) an amount sufficient such that the amount payable
pursuant to this Section 2 net of any Taxes (calculated in accordance with the Section 2(b)(i)) payable on the receipt by the Indemnified Parties of such indemnification payment shall equal the amount calculated pursuant to Section 2(b)(i).

            (c) Upon obtaining knowledge that a Tax Indemnified Party is entitled to indemnification under this Tax Indemnification Agreement, the party having knowledge shall deliver written notice to the other party. Such notice shall specify in reasonable detail the basis for and the amount of indemnification pursuant to Section 2. The Tax Indemnifying Party shall pay the amount of indemnification pursuant to Section 2 within sixty (60) days after receipt of the notice or upon obtaining knowledge of such indemnification obligation. If either the Tax Indemnified Party or the Tax Indemnifying Party disputes the liability within thirty (30) days of the receipt of the notice or obtaining knowledge of such indemnification obligation, the dispute shall be handled as set forth in Section 3(d) below.

      3. Tax Returns

            (a) The Company shall prepare and timely file (in each case, at its own cost and expense and consistent with past practice), taking into account any and all extensions, all Tax Returns (other than those relating specifically to Excluded Assets) required to be filed in respect of any Taxes of the Entities for taxable periods ending on or prior to the Closing Date not otherwise filed prior thereto.

            (b) The Company shall prepare and timely file, taking into account any and all extensions, all Tax Returns with respect to the Entities required to be filed other than those described in Section 3(a) hereof.

            (c) If Gabelli Partners prepares and timely files any Tax Return for which it would be entitled to indemnification under Section 2(a), then Gabelli Partners or its shareholders, whichever is applicable, shall pay such Taxes due on such Tax Returns. Gabelli Partners shall provide the Company with copies of any such Tax Returns covering the Taxes described in Section 2(a) at least twenty (20) days prior to the due date thereof (giving effect to any extension thereto), accompanied by a statement calculating the Tax Indemnifying Party's indemnification obligation pursuant to Section 2. The Tax Indemnifying Party shall pay to the Tax Indemnified Parties the amount of the Tax Indemnifying Party's indemnification


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obligation within ten (10) days of receiving copies of such Tax Returns unless the parties are unable to agree on the amount of the Tax Indemnifying Party's indemnification obligation.

            (d) In the event that the Tax Indemnifying Party and Tax Indemnified Parties cannot agree on the amount or the method of calculation of any amount relating to Taxes covered directly or indirectly by this Tax Indemnification Agreement, then such dispute shall be resolved by an independent accounting firm acceptable to both parties whose fees and expenses shall be paid by the Tax Indemnifying Party and the Tax Indemnified Parties in proportion to each party's respective liability for Taxes as determined by such accounting firm, and the Tax Indemnifying Party shall pay the amount determined by such accountants within ten (10) days of such determination.

      4. Refunds

            (a) The Tax Indemnified Parties shall be entitled to any refunds or credits of Tax of the Entities or Tax attributable to operating activities of the Entities to the extent such Taxes were not paid by the Company. The Company shall remit such refunds to the Tax Indemnified Parties within ten (10) days of receiving any such refund.

            (b) The Company shall be entitled to any refunds or credits of Tax of the Entities or Tax attributable to the operating activities of the Entities for any taxable period ending on or before the Closing Date to the extent such Taxes were paid by the Company. Gabelli Partners and/or its shareholders shall remit such refunds to the Company within ten (10) days of receiving any such refund.

            (c) The Company shall be entitled to any refunds or credits of Tax of the Entities for any taxable period beginning after the Closing Date. To the extent received by Gabelli Partners and/or its shareholders, Gabelli Partners shall remit the amount of such refunds to the Company within ten (10) days of receiving any such refund.

            (d) If any refund or credit of Tax of the Entities or Tax attributable to the operating activities of the Entities cannot be reasonably determined as a refund or credit of Tax paid by the Company or not paid by the Company, then such


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refund or credit of tax shall be equitably apportioned between the Tax
Indemnifying Party and the Tax Indemnified Parties.

            (e) If the Company in good faith determines that it will not have any material adverse affect on its tax liability, the Company shall request and at Gabelli Partner's sole expense file for and obtain any refunds or credits to which the Tax Indemnified Parties would be entitled under Section 4 hereof. If the Company makes such a good faith determination, (i) the Company shall permit Gabelli Partners to control the prosecution of any such refund claim and, where deemed appropriate by Gabelli Partners, shall authorize by appropriate powers of attorney such persons as Gabelli Partners shall designate to represent the Gabelli Partners with respect to such refund claim and (ii) the Company shall forward to Gabelli Partners any such refund within ten (10) days after the refund is received (or reimburse Gabelli Partners for any such credit within ten
(10) days after the relevant Tax Return is filed in which the credit is actually applied against its liability for Taxes).

      5. Notification and Control of Tax Controversy

            (a) Notification of Tax Controversy. If a claim for Taxes shall be made by any Taxing Authority in writing, which, if successful, could reasonably result in an indemnity payment pursuant to Section 2 hereof, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such claim (a "Tax Controversy"). If notice of the Tax Controversy is delivered to the party that would be the Tax Indemnifying Party for such Tax Controversy, the Tax Indemnifying Party shall notify the Tax Indemnified Party, in writing, of the existence of such claim. In either case, the party receiving notice of the Tax Controversy shall forward to the other all information received in respect of such Tax Controversy from the applicable Taxing Authority. If a notice of a Tax Controversy is not given to the Tax Indemnifying Party by the Tax Indemnified Party within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest the Tax Controversy, taking into account the facts and circumstances with respect to such Tax Controversy, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party or any of its affiliates to the extent that the Tax Indemnifying Party's position is actually and materially prejudiced as a result thereof.


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            (b) Control of Tax Controversy. With respect to any Tax Controversy which might result in an indemnification payment by the Company pursuant to
Section 2, the Company shall control all proceedings in connection with such Tax Controversy (including, without limitation, selection of counsel) and without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax Controversy and sue for a refund where applicable law permits such refund suits or contest such Tax Controversy in any permissible manner. In no case shall Gabelli Partners settle or otherwise compromise any Tax Controversy referred to in the preceding sentence without the Company's prior written consent.

            (c) Mutual Cooperation. Gabelli Partners and/or its shareholders shall cooperate with the Company in connection with any Tax Controversy which might result in an indemnification payment by the Company pursuant to Section 2, which cooperation shall include, without limitation, the reasonable retention and (upon the Company's request) the provision to the Company of records and information which would be reasonably relevant to such Tax Controversy, and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Controversy. Any out-of-pocket expenses of Gabelli Partners and/or its shareholders shall be reimbursed by the Company.

      6. Maintenance of Books and Records. Until the applicable statute of limitations (including periods of waiver) expired for any Tax Returns filed or required to be filed covering the periods up to and including the Closing, Gabelli Partners or its affiliates shall retain all workpapers and related materials in its possession and under its control that were used in the preparation of any Tax Returns of Gabelli Partners or the Entities. Gabelli Partners will notify the Company sixty (60) days prior to disposing of any records relating to pre-Closing periods and will deliver to the Company, at the Company's expense, any such records requested by the Company.

      7. Terms of Agreement. This Tax Indemnification Agreement shall be effective as of the Closing Date and shall not terminate until the later of (i) the expiration (with valid extensions) of any applicable statute of limitations relating to


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the Taxes covered thereby and (ii) the payment of any indemnification payment pursuant to Section 2.

      8. Entire Agreement; Alteration, Amendment, etc. This Tax Indemnification Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Tax Indemnification Agreement shall be valid unless made by a written instrument, signed by an authorized officer of the Company and Gabelli Partners.

      9. Governing Law. This Tax Indemnification Agreement has been made in and shall be construed and enforced in accordance with the law of the State of New York (regardless of the laws that might be applicable under principles of conflicts of laws) from time to time obtaining.

      10. Assignments and Third Party Beneficiaries. This Tax Indemnification Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, the shareholders of Gabelli Partners and their respective successors and assigns.

      11. Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceablility of the remainder hereof in that jurisdiction or the validity or enforceablility of this Tax Indemnification Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Tax Indemnification Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, or order to achieve the intent of the parties to the extent possible.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Tax Indemnification Agreement as of the date first above written.


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GABELLI ASSET MANAGEMENT, INC.

By: ________________________________

Name: ______________________________

Title: _____________________________


GABELLI GROUP CAPITAL PARTNERS, INC.

By: ________________________________

Name: ______________________________

Title: _____________________________


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